Exhibit 23.1

New York Office 7 Penn Plaza Suite 830 New York, New York, 10001 T 646.442.4845

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of EZGO Technologies Ltd. on Form F-1 of our report dated February 16, 2021 with respect to our audits of the consolidated financial statements of EZGO Technologies Ltd. as of September 30, 2020 and 2019 and for each of the three the years ended September 30, 2020 appearing in the Annual Report on Form 20-F of EZGO Technologies Ltd. for the year ended September 30, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

ew York, New York

May 19, 2021

www.marcumbp.com